Exhibit 5.1

December 29, 2017

ETF Managers Group Commodity Trust I

c/o ETF Managers Capital LLC

30 Maple Street, Suite 2

Summit, NJ 07091

Re:  Registration Statement on Form S-1, File No. 333-______

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”), filed by ETF Managers Group Commodity Trust I, a Delaware statutory trust organized in series (the “Trust”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), beneficial interests in a series of the Trust (“Units”) designated as Sit Rising Rate ETF (the “Fund”), as specified in the Registration Statement.

We are acting as counsel for the Trust and its Sponsor, ETF Managers Capital LLC (the “Sponsor”), in connection with the proposed issue and sale by the Trust of the Units. We have examined and relied upon the Registration Statement and the Prospectus, in the form being filed with the Commission, the Amended and Restated Declaration of Trust and Trust Agreement of the Trust (the “Trust Agreement”), originals or copies of such records, agreements and instruments of the Trust, certificates of public officials and of officers of the Trust and such other documents and records, and such matters of law, as we have deemed appropriate as a basis for the opinion expressed herein. In rendering such opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies. As to any facts material to the opinion expressed herein, we have relied without independent verification upon certificates of public officials, upon statements of officers or other representatives of the Trust and statements of fact contained in documents we have examined.

This opinion letter is limited to the state laws of the State of New York and the federal laws of the United States of America, and, except for certain matters relating to Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” (the “Delaware Statutory Trust Act”), we express no opinion with respect to the laws of any other jurisdiction.

Our opinions set forth below may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, and (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Trust has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act.

2. When (i) the Registration Statement has become effective under the Securities Act and an appropriate Prospectus has been filed with the Commission describing the Units offered thereby, (ii) the Units have been issued and sold as contemplated by the Registration Statement, and (iii) the Trust has received from an authorized participant the full consideration due from it for the Units subscribed by it, the Units to be issued by the Trust will be validly issued and, subject to the qualifications set forth herein, will be fully paid and non-assessable beneficial interests in the Trust relating to the Fund, as to which the Unitholders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability as is extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware. The Unitholders may be obligated to make certain payments provided for in Section 5.7(f) of the Trust Agreement.

3. Assuming that (i) separate and distinct records are maintained for the Fund, (ii) the assets associated with the Fund are held in such separate and distinct records (directly or indirectly including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Trust or any other series thereof, (iii) the notice of the limitation on liabilities of a series provided in Section 3804(a) of the Delaware Statutory Trust Act is continuously set forth in the Trust’s Certificate of Trust and (iv) the Trust Agreement continuously provides for those matters described in (i), (ii) and (iii) of this paragraph 3, the Fund shall be entitled to the benefits of the limitation on interseries liability set forth in Section 3804(a) of the Delaware Statutory Trust Act.

The opinion set forth herein is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur (which may have retroactive effect).

This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by purchasers and holders of the Units currently entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

Sullivan & Worcester LLP